150301

ROSS MILLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4520
(775) 684-5708
Website: www.nvsos.gov

Filed in the office of	Document Number 20100805307-96
Ross Miller Secretary of State State of Nevada	Filing Date and Time 10/26/2010 11:30 AM
	Entity Number E0786022006-1

Amendment to Certificate of Designation After Issuance of Class or Series

(PURSUANT TO NRS 78.1955)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Certificate of Designation For Nevada Profit Corporations
(Pursuant to NRS 78.1955 - After Issuance of Class or Series)

1. Name of corporation:

Apptech Corp.

2. Stockholder approval pursuant to statute has been obtained.

3. The class or series of stock being amended:

Series C Convertible Preferred Stock

4. By a resolution adopted by the board of directors, the certificate of designation is being amended as follows or the new class or series is:

The undersigned, a duly authorized officer of AppTech Corp., a Nevada corporation (the "Company"), in accordance with the provisions of the Nevada Revised Statues, hereby amends and restates the Certificate of Designation of the Series C Convertible Preferred Stock to have the following powers, designations, preferences and relative, participating, optional and other special rights, as follows: (continued on following pages)

5. Effective date of filing: (optional)

(must not be later than 90 days after the certificate is filed)

6. Signature: (required)

X

Signature of Officer

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

(continued from Amendment to Certificate of Designation After Issuance of Class or Series)
(Series C)

SECTION 1

DESIGNATION AND RANK

1.1 Designation. This resolution shall provide for a single series of Preferred Stock, the designation of which shall be "Series C Convertible Preferred Stock", par value $0.001 per share. The number of authorized shares constituting the Series C Preferred Stock is 112,500. The Series C Preferred Stock will have a liquidation preference as determined in Section 3.1 below.

1.2 Rank. With respect to the payment of dividends and other distributions on the capital stock of the Company, including distribution of the assets of the Company upon liquidation, the Series C Preferred Stock shall be senior to the common stock of the Company, par value $0.001 per share (the "Common Stock").

SECTION 2

DIVIDEND RIGHTS

2.1 Dividends or Distributions. The Series C Preferred Shares shall not be entitled to receipt of any dividend thereon and the Company's Board of Directors shall not declare dividends any in respect of the Series C Preferred Shares.

SECTION 3

LIQUIDATION RIGHTS

3.1 Liquidation Preference. Upon any liquidarion, dissolution, or winding up of the Company, whether voluntary or involuntary (collectively, a "Liquidation"), before any distribution or payment shall be made to any of the holders of Common Stock or any series of preferred stock, the holders of Series C Preferred Stock shall be entitled to receive out of the assets of the Company, whether such assets are capital, surplus or earnings, an amount equal to $1.00 per share of Series C Preferred Stock (the "Liquidation Amount") plus all declared and unpaid dividends thereon, for each share of Series C Preferred Stock held by them.

3.2 Pro Rata Distribution. If, upon any Liquidation, the assets of the Company shall be insufficient to pay the Liquidation Amount, together with declared and unpaid dividends thereon, in full to all holders of Series C Preferred Stock, then the entire net assets of the Corporation shall be distributed among the holders of the Series C Preferred Stock, ratably in proportion to the full amounts to which they would otherwise be respectively entitled and such distributions may be made in cash or in property taken at its fair value (as determined in good faith by the Company's Board of Directors), or both, at the election of the Company's Board of Directors.

3.3 Merger, Consolidation or Reorganization. For purposes of this Section 3, a Liquidation shall be deemed to be occasioned by or to include the merger, consolidation or reorganization of the Company into or with another entity through one or a series of related transactions, or the sale, transfer or lease of all or substantially all of the assets of the Company.

SECTION 4

CONVERSION RIGHTS

4.1 Conversion. Each share of Series C Preferred Stock shall be convertible (the "Conversion Rights"), at the option of the holder thereof, at any time after the date of issuance of such share (subject to Section 4.5 hereof), at the office of the Company or any transfer agent for the Series C Preferred Stock into that number of shares of Common Stock equal to the product of (i) One Dollar ($1.00) divided by the lowest closing bid price of the Common Stock for the ten (10) trading days immediately preceding such date of conversion and (ii) 15 (the "Conversion Shares"). The closing bid price shall be determined using price quotations from the applicable of the NASDAQ, OTCBB or Pink Sheets LLC. The shares of Common Stock received upon conversion shall be fully paid and non-assessable shares of Common Stock, and the Company shall bear any costs related to such issuance.

4.2 Adjustments. The Conversion Price of the Series C Preferred Stock as described in Section 4.1 above shall be adjusted from time to time as follows:

(a) In the event of any reclassification of the Common Stock or recapitalization involving Common Stock (including a subdivision, or combination of shares or any other event described in Sections 4.2), the holders of the Series C Preferred Stock shall thereafter be entitled to receive, and provision shall be made therefore in any agreement relating to the reclassification or recapitalization, upon conversion of the Series C Preferred Stock, the kind and number of shares of Common Stock or other securities or property (including cash) to which such holders of Series C Preferred Stock would have been entitled if they had held the number of shares of Common Stock into which the Series C Preferred Stock was convertible immediately prior to such reclassification or recapitalization; and in any such case appropriate adjustment shall be made in the application of the provisions herein set forth with respect to the rights and interests thereafter of the holders of the Series C Preferred Stock, to the end that the provisions set forth herein shall thereafter be applicable, as nearly as reasonably may be, in relation to any shares, other securities, or property thereafter receivable upon conversion of the Series C Preferred Stock. An adjustment made pursuant to this subparagraph (a) shall become effective at the time at which such reclassification or recapitalization becomes effective.

(b) In the event the Company shall declare a distribution payable in securities of other entities or persons, evidences of indebtedness issued by the Company or other entities or persons, assets (excluding cash dividends) or options or rights not referred to in Sections 4.2(a) above, the holders of the Series C Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of the Company into which their shares of Series C Preferred Stock are convertible as of the

record date fixed for the determination of the holders of shares of Common Stock of the Company entitled to receive such distribution or if no such record date is fixed, as of the date such distribution is made.

4.3 Procedures for Conversion.

(a) In order to exercise conversion rights pursuant to Section 4.1(a) above, the holder of the Series C Preferred Stock to be converted shall deliver an irrevocable written notice of such exercise to the Company or its Transfer Agent, at its principal office by electronic means or written notice by US Mail. Upon completion of conversion, the holder of any shares of Series C Preferred Stock shall, upon any conversion of such Series C Preferred Stock in accordance with this Section 4, surrender certificates representing the Series C Preferred Stock to the Company or its Transfer Agent, at its principal office. The holder shall specify the name or names in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. In case such holder shall specify a name or names other than that of such holder, such notice shall be accompanied by payment of all transfer taxes (if transfer is to a person or entity other than the holder thereof) payable upon the issuance of shares of Common Stock in such name or names. As promptly as practicable, and, if applicable, after payment of all transfer taxes (if transfer is to a person or entity other than the holder thereof), the Company and its Transfer Agent shall deliver or cause to be delivered certificates free of any restriction representing the number of validly issued, fully paid and non-assessable shares of Common Stock to which the holder of the Series C Preferred Stock so converted shall be entitled. Such conversion, to the extent permitted by law, shall be deemed to have been effected as of the date of receipt by the Company of any notice of conversion pursuant to Section 4.1(a) above. Upon conversion of any shares of Series C Preferred Stock, such shares shall cease to constitute shares of Series C Preferred Stock and shall represent only a right to receive shares of common stock into which they have been converted.

(b) In connection with the conversion of any shares of Series C Preferred Stock, no fractions of shares of Common Stock shall be issued, but the Company shall pay cash in lieu of such fractional interest in an amount equal to the product of the Conversion Price and such fractional interest.

(c) The Company shall at all times reserve and keep available out of its authorized Common Stock the full number of shares of Common Stock of the Company issuable upon the conversion of all outstanding shares of Series C Preferred Stock, and shall keep the Company's financial statements current at all times in order to comply with any requirements under Rule 144 for the issuance of free trading shares upon conversion. In the event that the Company does not have a sufficient number of shares of authorized but unissued Common Stock necessary to satisfy the full conversion of the shares of Series C Preferred Stock, then the Company shall call and hold a meeting of the shareholders within 30 days of such occurrence for the sole purpose of increasing the number of authorized shares of Common Stock. The Holder shall have the right to vote at any shareholder meeting or issue arising requiring consent of his shares on an as converted basis. The Company's Board of Directors shall recommend to shareholders a vote in favor of such proposal and shall vote all shares held by them, in proxy or otherwise, in favor of such proposal. This remedy is not intended to limit the remedies available

to the holders of the Series C Preferred Stock, but is intended to be in addition to any other remedies, whether in contract, at law or in equity.

4.4 Notices of Record Date. In the event that the Company shall propose at any time: (i) to declare any dividend or distribution upon any class or series of capital stock, whether in cash, property, stock or other securities; (ii) to effect any reclassification of recapitalization of its Common Stock outstanding involving a change in the Common Stock; or (iii) to merge or consolidate with or into any other corporation, or to sell, lease or convey all or substantially all of its property or business, or to liquidate, dissolve or wind up; then, in connection with each such event, the Company shall mail to each holder of Series C Preferred Stock:

(a) at least twenty (20) days' prior written notice of the date on which a record shall be taken for such dividend or distribution (and specifying the date on which the holders of the affected class or series of capital stock shall be entitled thereto) or for determining the rights to vote, if any, in respect of the matters referred to in clauses (ii) and (iii) in Section 4.4 above; and

(b) in the case of the matters referred to in Section 4.4(ii) and (iii) above, written notice of such impending transaction not later than twenty (20) days prior to the shareholders' meeting called to approve such transaction, or twenty (20) days prior to the closing of such transaction, whichever is earlier, and shall also notify such holder in writing of the final approval of such transaction. The first of such notices shall describe the material terms and conditions of the impending transaction (and specify the date on which the holders of shares of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon the occurrence of such event) and the Company shall thereafter give such holders prompt notice of any material changes. The transaction shall in no event take place sooner than twenty (20) days after the Company has given the first notice provided for herein or sooner than ten (10) days after the Company has given notice of any material changes provided for herein.

4.5 No Limitation of Conversion. The holders of the shares of Series C Preferred Stock may exercise their Conversion Rights at any time.

SECTION 5

VOTING RIGHTS

5.1 General. Except as otherwise provided herein or required by law, the holders of Series C Preferred Stock shall vote on an as converted basis.

SECTION 6

MISCELLANEOUS

6.1 Headings of Subdivisions. The headings of the various Sections hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

6.2 Severability of Provisions. If any right, preference of limitation of the Series C Preferred Stock set forth herein (as this resolution may be amended from time to time) is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other rights, preferences and limitations set forth in this resolution (as so amended) which can be given effect without the invalid, unlawful or unenforceable right, preference or limitation shall, nevertheless, remain in full force and effect, and no right, preference or limitation herein set forth shall be deemed dependent upon any other such right, preference or limitation unless so expressed herein.

IN WITNESS WHEREOF, the Company has caused this Amended and Restated Certificate of Designation to be signed, under penalties of perjury, by Wm. Eric Ottens, its President.